Alloy Online, Inc. has omitted from this Exhibit 10.6 portions of the Agreement for which Alloy Online, Inc. has requested confidential treatment from the Securities and Exchange Commission. The portions of the Agreement for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission. Such omitted portions have been marked with an asterisk.

                                                                    EXHIBIT 10.6

[iName LOGO]                                                        CONFIDENTIAL

                      Agreement between Alloy Designs, Inc.
                    and iName, a Division of GlobeComm, Inc.

Agreement made this 19th day of June, 1998 ("Effective Date") by and between Alloy ("Alloy"), a Delaware corporation with a principal place of business at 115 W. 30th St., Suite 304, New York, NY 10001and iName, a division of GlobeComm, Inc., a Delaware corporation having its principal place of business at 11 Broadway, Suite 660, New York, NY 10004 ("iName").

1.0      TERM

         1.1      TERM. The Term of this Agreement shall be for a period of six
                  (6) months commencing on the Effective Date, with automatic successive six (6) month renewals. Either party may cancel this Agreement with written notice thirty (30) days prior to the start of any new term.

         1.2 CONTINUATION OF SERVICE. In the event this Agreement expires or terminates, iName will continue to provide support services for individuals who have registered for Alloy's Alloymail.com e-mail service ("Users") during a 60-day transitionary period, unless a shorter transitionary period is mutually agreed upon. During such transitionary period iName shall transfer all User data to Alloy or a third party chosen by Alloy to enable Alloy or such third party to continue providing comparable email service to these Users.

2.0      iNAME COMMITMENTS

         2.1. EMAIL TRANSFER: iName will receive and incorporate all Alloy existing Users' email addresses and passwords and all Inbox mail from such Users.

         2.2. DESIGN AND OPERATION OF EMAIL SITE. iName shall design with Alloy's input and final approval a fully co-branded web site offering email services ("Email Site") for Alloy which shall have the "look and feel" of the Alloyonline(TM) Web Site ("Alloy Site") with the appropriate iName logo, trademark and copyright notices. The Email Site shall be hosted on iName's servers and shall integrate with the Alloy Site such that Internet users signing up for email services at the Email Site ("Users") will be able to seamlessly travel between the Alloy Site and the Email Site.

         2.3. INFRASTRUCTURE. The Email Site shall be hosted on iName's state-of-the-art fully redundant, multi-homed server network.

         2.4. EMAIL SITE FEATURES. The Email Site shall have: i) a fully-automated registration area where Users can sign-up for web-based email services; ii) a log-in portal where Users can access their accounts; iii) personalized web mail box accounts; iv) an automated email customization center allowing Users flexibility to modify personal information and customize their email functionality at any time; v) an automated customer support center; and vi) an area where Users can sign-up for additional value-added email services. The Alloy Site navigation bar will appear


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[iName LOGO]                                                        CONFIDENTIAL



                  throughout the Email Site enabling Users to access the Alloy Site from their web mail box and other sections of the Email Site.

         2.5. EMAIL SERVICES. Users will have access to web-based email upon signup, allowing them to send and receive email from the Email Site.

         2.6. VALUE-ADDED SERVICES. Users shall have the option of purchasing or subscribing to additional value-added email services as soon as they are available to other users in the iName partner network including, but not limited to, email forwarding, POP email services, email to fax, email to pager, email virus scanning, email vacation notices, and language translation.

         2.7. EMAIL ADDRESS. Users will be able to signup for an email address at the domain name alloymail.com

         2.8. CONTRACTUAL RESPONSIBILITY. iName shall enter into contractual relationships with Users for the provision of Email Services. iName shall be solely responsible for the billing and collection of revenues relating to Email Services. iName shall ensure in its terms and conditions that Users understand that iName, and not Alloy, is responsible for all obligations with respect to the support of Email Services. To the extent that Alloy subsequently assumes responsibility for operating the service Alloy will assume contractual obligation for the Users future email services and indemnify iName in a manner similar to iName's indemnification herein for faults occurring while Alloy or its designated party is running the service.

         2.9. LOGIN PORTAL. iName will provide an email login portal to Alloy that Alloy can place on the pages of the Alloy Site.

         2.10. ACCEPTABLE USE POLICY. iName will strictly enforce the Acceptable Use Policy contained in the iName Service Agreement which prohibits the sending of unsolicited or harassing emails.

         2.11. CUSTOMER SUPPORT. iName, and not Alloy, shall be solely responsible for providing support services to Users. Support services shall include, but are not limited to:

                  ONLINE SUPPORT: iName shall maintain up-to-date support information at the Email Site and offer Users automated support technology including but not limited to personalized email client setup screens and an automatic password generation facility.

                  TELEPHONE SUPPORT: iName shall provide telephone customer support during iName's normal business hours.

                  EMAIL SUPPORT: iName shall provide customer support via email seven days per week.

         2.12.    USERREGISTRATION DATA. iName shall provide Alloy via email with its choice of weekly or daily real-time reports
                  containing registration data for all Users who sign-up for service at the Email Site. Such data transfer typically takes
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[iName LOGO]                                                        CONFIDENTIAL


                  weeks to implement from the launch date but once implemented all historic data will be transferred along with the current ongoing data. iName shall not sell or otherwise provide User contact information or data specifically identifying any User to any third party without the express written permission of Alloy.

         2.13. PRIVACY. iName shall not monitor or disclose the contents of Users' private communications unless required to do so by law or in the good faith belief that such action is necessary to protect and defend iName's rights or property, or under exigent circumstances to protect the personal safety of its customers or the public.

3.0      ALLOY COMMITMENTS

         3.1 LINKS. Alloy shall place on the Alloy Site a prominent link to the Email Site including but not limited to an email log-in portal on the home page "above the fold" and a "Free Email" button on the Alloy Site navigation bar.

4.0      ECONOMICS

         4.1      SET-UP FEE. In consideration for iName building the Email
                  Site, Alloy shall pay iName a set-up fee of [       ]* dollars
                  ($[    ]*) following launch of the Email Site.

         4.2 NET ADVERTISING FEES. iName shall be responsible for the sale of the banner inventory at the Email Site. At Alloy's option, it can elect to assume responsibility for selling the banner advertising inventory. If it makes such election it will allow iName to complete ad programs previously sold prior to such date. If excess banner advertising inventory remains, it shall be used to promote the Email Site and the Alloy Site in similar proportion. In addition, either party may sell non-banner advertising or sponsorships on the Email Site, provided that all such other advertising or sponsorships shall be subject to the approval of the other party, which shall not be unreasonable withheld. "Net Advertising Fees" shall be defined as the gross amounts actually collected by either iName or Alloy for the sale of advertising, minus the amount of sales and agency commissions (not to exceed [ ]*%), credits and refunds. Subject to Section 4.4, all Net Advertising Fees
                  shall be calculated monthly and split [   ]* between iName and
                  Alloy. The shared Net Advertising Fees and Net Advertising Fees receivable shall be reported by the collecting party to the non-collecting party 30 days following the end of each month. Net Advertising Fees will be paid to the non-collecting party within 30 days at the end of each quarter.

         4.3      NET SERVICES REVENUE. In addition to sharing Net Advertising
                  Fees [   ]*, iName will split [   ]* with Alloy all Net
                  Services Revenue iName collects from the Email Site Subject to
                  Section 4.4. "Net Services Revenue" is defined as revenue collected from the sale of Value-Added Email Services and any other services at the Email Site by iName, less any User credits or refunds and any iName direct out-of-pocket costs to unaffiliated third parties in connection with such services. Net Services Revenue shall be calculated monthly and paid 30 days following the end of each month.

         4.4      ALLOY PAYMENTS. Alloy will pay to iName a monthly fee of
                  [   ]* dollars ($[   ]*) for operating the Email Site. All Net
                  Advertising Fees and Net Services



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[iName LOGO]                                                        CONFIDENTIAL


                  Revenue generated in a month up to $[    ]* will first be paid
                  to Alloy as reimbursement for the monthly fee. Any amounts

                  over and above $[   ]* generated in a month will be split
                  [   ]* between iName and Alloy as described in Sections 4.2
                  and 4.3. Alloy's payments to iName will be due on a quarterly basis on the 15th day of the second month of the quarter and will cover the three months of the quarter.

         4.5 PAYMENTS. All payments due shall be made 30 days after the end of each month during the Term for payments accrued during such month. With all payments, the paying party shall provide the recipient party with reports containing information reasonably satisfactory to the recipient to verify the paying party's compliance with the provisions of this Section 4.0.

         4.6 RIGHT TO AUDIT. The parties agree to allow each other to perform audits of its records to determine compliance with its obligations pursuant to this Section 4.0, provided that the individual conducting the audit and the party requesting the audit agree not to disclose any confidential information revealed in the course of the audit. Any audit shall be conducted during regular business hours at the offices of the party being audited and shall not unreasonably interfere with its business activities. Audits may be performed no more frequently than twice per year and the party requesting the audit shall give the other at least thirty (30) days' prior written notice of each audit.

5.0      GENERAL

         5.1 INDEMNIFICATION. iName shall defend, hold harmless, and indemnify Alloy from any claims, losses, and expenses, including reasonable attorney's fees, arising out of iName's failure to comply with its obligations under this Agreement, provided that Alloy promptly notifies iName of any iName failures of which Alloy has knowledge. iName shall not be responsible hereunder for costs, expenses, or settlements incurred directly by Alloy after obtaining knowledge of iName's failure and before notifying iName of same and giving iName reasonable time to correct such failures where reasonably feasible.


         5.2 USER DATA OWNERSHIP. iName agrees that all User information obtained through the Email site, which shall include, but not be limited to, User Name, User address, and other User demographic information ("User Data"), is and shall remain the sole and exclusive property of Alloy, and as such iName will not use or disclose the User Data without the express written permission of Alloy for any purpose, including but not limited to developing and/or improving any service to any marketer primarily serving the teen market, including but not limited to Wet Seal/Contempo Casuals, Claire's Stores (Just Nikki), Delia's, Fulcrum Direct (Zoe), HMB Publishing (Moxiegirl), Airshop, or Girlfriends L. A.


                  In the event this Agreement expires or terminates iName will transfer to Alloy or Alloy's designated third party all User Data in iName's possession at such time in accordance with the process described in Section 1.2 of this Agreement. Upon request from Alloy, iName will destroy any and all copies of the User Data, provided that Alloy agrees to preserve its record of such User Data for no less than four (4) years following such destruction, and provide copies of any and all such User Data to iName or a designated third party in the event a need for such User Data arises out of legal obligation. In the event that Alloy is unable to provide the user Data as set forth due to its failure to preserve it, Alloy shall be liable for any damages incurred by iName due to it not being able to meet its legal obligations to produce the User Data, and shall indemnify, defend and hold harmless iName for any related claims or liability.

         5.3 EXCLUSIVITY. Both parties agree not to carry knowingly on any web property under its control linking to the Email Site, nor on the Email Site itself, any advertising in any form, including but not limited to banners, portals, links, buttons, sponsorship pages, or promotions, from the following email service competitors of iName: Hotmail, WhoWhere, MailExcite, YahooMail, ProntoMail, BigFoot, Netcenter Mail, NetAddress, USA.net, or Juno and from the following Alloy competitors primarily serving the teen market: Wet Seal/Comptempo
                  Casuals, Claire's Stores (Just Nikki), Delia's, Fulcrum Direct
                  (Zoe), HMB Publishing (Moxiegirl), Airshop, or Girlfriends
                  L.A.


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[iName LOGO]                                                        CONFIDENTIAL


                  Alloy shall have the right to terminate this agreement in its sole discretion in the event that iName enters into an agreement to provide e-mail services to and/or to develop and/or to improve any service to the following Alloy competitors primarily serving the teen market: Wet Seal/Contempo Casuals, Claire's Stores (Just Nikki), Delia's, Fulcrum Direct (Zoe), HMB Publishing (Moxiegirl), Airshop, or Girlfiends L.A.

         5.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement, and supersedes any and all prior agreements between the parties. The Agreement may be amended only by a writing signed by both parties.

         5.5 EXECUTION BY FACSIMILE. An executed copy of this Agreement transmitted via facsimile by the executing party and received via facsimile by the other party shall have the same legal force as an executed original version of this Agreement.

         5.6 NO AGENCY RELATIONSHIP. The relationship created by this Agreement is that of independent contractor. Nothing in this Agreement shall be construed to make either party the partner, agent, employee or representative of the other or grant any third party any rights hereunder. Neither party has authority to make any warranties or incur any liabilities or obligations on behalf of or binding on the other party.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.


ALLOY DESIGNS, INC.                         iNAME, A DIVISION OF GLOBECOMM, INC.

By:    /s/ Matt C. Diamond                  By:    /s/ Gary Millin
       -------------------                         ---------------

Name:  Matt C. Diamond                      Name:  Gary Millin

Title: President                            Title: President

Date:  8/28/98                              Date:  8/26/98





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